Exhibit 10.3

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made as of May 24, 2021, by and between 1295908 B.C. Ltd., a company organized under the laws of the Province of British Columbia (the “Company”) and the undersigned SPAC shareholders (the “Voting Parties” and each a “Voting Party”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC and the Company have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other things, on the terms and conditions set forth therein, at the Effective Time, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving as a direct, wholly-owned subsidiary of the Company. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Definitions. As used herein, the following terms shall have the following meanings:

(a)    “Voting Shares” shall mean all securities of SPAC beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised warrants, but including any shares of stock acquired upon exercise of such warrants) (“Beneficially Owned”) by any Voting Party, including any and all securities of SPAC acquired and held in such capacity subsequent to the date hereof.

(b)    “Family Member” means with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

(c)    “Permitted Transfer” means a Transfer of Voting Shares by a Voting Party (a) to any Family Member of such Voting Party, (b) to any Affiliate of such Voting Party, (c) to any Affiliate of any Family Member of such Voting Party, (d) to any of such Voting Party’s related investment funds or vehicles controlled or managed by such Voting Party or Affiliate of such Voting Party, (d) to any other Voting Party to the extent that such Voting Party transferee agrees in a written instrument with the Company (which may be an amendment or joinder to the Lockup Agreement if agreed by the Company) to the same restrictions on transfer following Closing with respect to such transferred Voting Shares as would have been applicable to such Voting Shares prior to such transfer, and (e) with the prior consent of the Company, which shall not be unreasonably withheld, conditioned, or delayed, by private sales made at or prior to the consummation of the Merger at prices no greater than the price at which the SPAC Founder Shares were originally purchased.

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2.    Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of its Voting Shares set forth on Annex A hereto as follows:

(a)    Authority. If Voting Party is a legal entity it is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the applicable law of the jurisdiction of its organization, and Voting Party has all requisite power and authority to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement. If Voting Party is a legal entity, this Agreement has been duly authorized by all necessary action, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)    No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c)    No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, including the transactions contemplated hereby, nor Voting Party’s compliance with the terms hereof and performance of his, her or its obligations hereunder, will, directly or indirectly (i) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s organizational documents (as applicable), any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement or (ii) result in the creation or imposition of any Lien upon the Voting Shares.

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(d)    Ownership of Shares. Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Liens (except for any such Lien that may be imposed pursuant to this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, any applicable restrictions on transfer under applicable U.S. state or federal securities or “blue sky” law) and (ii) has the sole power to vote or caused to be voted its Voting Shares. Except pursuant hereto and pursuant to, (A) the Subscription Agreements, dated on or about July 30, 2020, by and between SPAC and the Voting Parties and (B) the Letter Agreements, dated as of January 19, 2021, by and among SPAC and the Voting Parties, as of the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Transactions and there are no voting trusts or voting agreements with respect to the Voting Shares. Other than the Voting Shares set forth on Annex A hereto, as of the date hereof, Voting Party does not Beneficially Own any Voting Shares or any options, warrants or other rights to acquire any additional shares of common stock, par value $0.0001 per share, of SPAC (“SPAC Common Stock”) or any security exercisable for or convertible into shares of SPAC Common Stock.

(e)    No Litigation. There is no Legal Proceeding pending against, or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to materially impair or materially adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder, to consummate the Transactions, including the transactions contemplated by this Agreement, or that would reasonably be expected to prevent or delay the consummation of the Transactions.

(f)    Sophistication. Voting Party is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Transaction Agreements and has independently and based on such information as the Voting Party has deemed appropriate, made its own analysis and decision to enter into this Agreement, without reliance upon SPAC, the Company, any of their Affiliates or any of the respective Representatives of the foregoing. Voting Party acknowledges that SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Voting Party acknowledges that the agreements contained herein with respect to the Voting Shares Beneficially Owned by Voting Party are irrevocable.

3.    Agreement to Vote Shares. Each Voting Party shall, solely in his, her or its capacity as a SPAC Stockholder, during the term of this Agreement vote or cause to be voted all Voting Shares that he, she or it Beneficially Owns, at every meeting of the stockholders of SPAC at which such matters are considered and at every adjournment or postponement thereof: (i) in favor of the SPAC Transaction Proposals; and (ii) against (A) any proposal or offer from any Person (other than the Company or any of its Affiliates) concerning a SPAC Business Combination or the adoption of any agreement to enter into a SPAC Business Combination; and (B) any action, proposal, transaction or agreement that could reasonably be expected to materially impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of SPAC’s obligations under the Merger Agreement or change in any manner the voting rights of any class of shares of SPAC (including any amendments to SPAC’s certificate of incorporation or bylaws other than in connection with the Transactions).

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4.    No Voting Trusts or Other Arrangement. Each Voting Party agrees that, during the term of this Agreement, Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5.    Transfer and Encumbrance. Each Voting Party agrees that, during the term of this Agreement, Voting Party will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein, except a Permitted Transfer; provided, however, as a precondition to such Permitted Transfer, the transferee shall agree in a writing, reasonably satisfactory in form and substance to SPAC and the Company, to be bound by all of the terms of this Agreement. Any attempted Transfer (other than a Permitted Transfer) of Voting Shares or any interest therein in violation of this Section 5 shall be null and void.

6.    Appraisal and Dissenters’ Rights. Each Voting Party hereby (i) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that Voting Party may have by virtue of ownership of the Voting Shares and (ii) agrees not to commence or participate in any claim, derivative or otherwise, against SPAC relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the board of directors of SPAC in connection with this Agreement, the Merger Agreement or the Transactions.

7.    Redemption Rights. Each Voting Party agrees not to exercise any right to redeem any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

8.    Acquisition of Additional Shares. In the event that, during the term of this Agreement, (a) any Voting Shares are issued to a Voting Party pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Voting Shares or otherwise, (b) a Voting Party purchases or otherwise acquires beneficial ownership of any Voting Shares or (c) a Voting Party acquires the right to vote or share in the voting of any Voting Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Voting Party shall be subject to the terms of this Agreement to the same extent as if they constituted the Voting Shares owned by such Voting Party as of the date hereof.

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9.    Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the Effective Time, (ii) the date on which the Merger Agreement is terminated in accordance with its terms, and (iii) the effective date of a written agreement executed and delivered by the Company and each Voting Party terminating this Agreement. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 9 shall relieve any party of liability for any willful breach of this Agreement occurring prior to termination.

10.    No Agreement as Director or Officer. Each Voting Party is signing this Agreement solely in its capacity as a SPAC Stockholder. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer of SPAC (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of SPAC, and no actions or omissions taken in any Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to SPAC or its equityholders. Voting Party shall not be responsible for the actions of SPAC or the board of directors of SPAC (or any committee thereof) or any officers, directors (in their capacity as such), employees and professional advisors of SPAC and Voting Party makes no representations or warranties with respect to the actions of any of the foregoing.

11.    Specific Enforcement. Monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

12.    Entire Agreement; Amendments; Waivers. This Agreement and the Merger Agreement supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contain the entire agreement among the parties with respect to the subject matter hereof. For the avoidance of doubt, this Agreement is not intended to supersede the voting agreements as among SPAC and the Voting Parties contained in (i) the Letter Agreements, dated as of January 19, 2021, by and among SPAC and the Voting Parties and (ii) the Subscription Agreements, dated on or about July 30, 2020, by and between SPAC and the Voting Parties. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

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13.    Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the next Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13):

If to the Company, to:

Algoma Steel Inc.

105 West Street

Sault Ste. Marie, Ontario P6A 7B4

Attention: John Naccarato

Email: john.naccarato@algoma.com

If to a Voting Party, to the addresses set forth on Annex A.

14.    Miscellaneous.

(a)    Governing Law; Consent to Jurisdiction. This Agreement and any action, suit, dispute, controversy or claim arising out of this Agreement, or the validity, interpretation, breach or termination of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware without the application of principles of conflicts of law that would result in the application of the laws of another jurisdiction. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, or if such court declines jurisdiction, then to any federal court located in Wilmington, Delaware and, in either case, any appellate court therefrom in connection with any matter based upon or arising out of this Agreement, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each party may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each party hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13. Notwithstanding the foregoing in this Section 14(a), any party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

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(b)    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(c)    Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Applicable Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

(d)    Counterparts; Electronic Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

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(e)    Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

(f)    Assignment; Successors and Assigns; No Third Party Rights. No party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 14(f), this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

(g)    No Ownership Interests. Except as provided in this Agreement, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Voting Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Voting Shares shall remain vested in and belong to the Voting Parties. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person for purposes of Rule 13d-5(b)(l) of the Exchange Act or any other similar provision of applicable law.

(h)    Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(i)    Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the Transactions, on the terms and subject to the conditions set forth in the Transaction Agreements, including this Agreement and the Merger Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

THE COMPANY:

1295908 B.C. LTD.

By:
Name:
Title:

[Signature Page to Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

[INDIVIDUAL/ENTITY]

By:
[Signature]

Name:
[Print Name of Signatory]

Title:
[Print Title of Signatory]

[Signature Page to Support Agreement]

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CONFIDENTIAL

Annex A

Voting Interests

Name	Address	Voting Interests		Unexercised Warrants
		SPAC Founders Shares	SPAC Shares underlying SPAC Private Units	SPAC Shares issuable upon exercise of SPAC Warrants underlying SPAC Private Units
Eric Rosenfeld	c/o Legato Merger Corp. 777 Third Avenue, 37th Floor New York, NY 10017	2,054,792	36,794	36,794
David Sgro	c/o Legato Merger Corp. 777 Third Avenue, 37th Floor New York, NY 10017	383,765	0	0
Eric S. Rosenfeld 2017 Trust No. 1	c/o Legato Merger Corp. 777 Third Avenue, 37th Floor New York, NY 10017 Attn: David Sgro, Trustee	127,922	0	0
Eric S. Rosenfeld 2017 Trust No. 2	c/o Legato Merger Corp. 777 Third Avenue, 37th Floor New York, NY 10017 Attn: David Sgro, Trustee	764,120	5,460	5,460
De Jong & Co.	70 Distillery Lane, Suite 4004 Toronto, Ontario M5A 0E3 Canada Attn: Louis DeJong	40,000	20,000	20,000
Brian Pratt	5950 Berkshire Lane, Suite 800 Dallas, TX 75225	1,233,334	170,000	170,000
Pratt Grandchildren’s Irrevocable Trust U/A/D July 30, 2020	c/o Brian Pratt 5950 Berkshire Lane, Suite 800 Dallas, TX 75225	300,000	50,000	50,000
Adam Jaffe	525 E 11th Street, Apt 6B New York, NY 10009	28,801	646	646
Triple J Holdings II, LLC	2 Gedney Way Chappaqua, NY 10514 Attn: Adam Semler	53,333	12,000	12,000
White Star Partners, LP	200 Crescent Court, Suite 1450 Dallas, TX 75201 Attn: D. Blair Baker	53,333	12,000	12,000

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The Mont Blanc Investment Corporation	c/o John Ing 115 Hillside Ave West Toronto, Ontario M5P 1G6 Canada	73,333	22,000	22,000
Craig Martin	930 S El Molino Ave Pasadena, CA 91106	83,333	27,000	27,000
Gregory Monahan	43 Christie Hill Road Darien, CT 06820	414,350	3,225	3,225
Stephen Lack	55 Waugh Drive, Suite 1130 Houston, TX 77007	20,000	10,000	10,000
TAH Capital, LLC	2620 N. Dundee Street Tampa, FL 33629-7517 Attn: Thomas Harrington	60,000	30,000	30,000
Jeremy SG Fowden & Louise E. Fowden	100 First Ave Nth #3003 St. Petersburg, FL 33701	50,000	25,000	25,000
Arbutus Family Holdings Ltd.	2294 West King Edward Ave Vancouver, BC V6L 3B8 Canada Attn: Kelly Edmison	20,000	10,000	10,000
Ancora Merlin LP	6060 Parkland Blvd, Suite 200 Cleveland, OH 44124 Attn: Ryan Hummer	5,533	2,158	2,158
Ancora Merlin Institutional LP	6060 Parkland Blvd, Suite 200 Cleveland, OH 44124 Attn: Ryan Hummer	61,134	23,842	23,842
Ancora Catalyst LP	6060 Parkland Blvd, Suite 200 Cleveland, OH 44124 Attn: Ryan Hummer	4,733	1,846	1,846
Ancora Catalyst Institutional LP	6060 Parkland Blvd, Suite 200 Cleveland, OH 44124 Attn: Ryan Hummer	61,934	24,154	24,154

TOTAL		5,893,750	486,125	486,125

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